MASTER MID CAP GROWTH TRUST

FILE # 811- 10125

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/22/00	Inrange Technologies	$1,600.	$123,200,000.	Salomon
09/29/00	Wilson Greatbatch Technologies	$1,600.	$80,000,000.	DLJ
10/17/00	Endwave	$11,200.	$84,000,000.	Deutsche Bank
		$	$
		$	$